EXHIBIT 4.2
                                 Loan Agreement


This LOAN AGREEMENT ("this Agreement") dated as of January 1, 2001 is entered into by and among CyberAds, Inc., a Florida Corporation with offices located at 3350 NW Boca Raton Blvd., Suite A44, Boca Raton, FL 33431 ("Company") and International Dialing Services, Inc. a Florida Corporation with offices located at 3350 NW Boca Raton Blvd., Suite A44, Boca Raton, FL 33431 ("Loaner").

WHEREAS, Loaner shall lend Company funds on an as needed basis to be used as working capital as the board of directors see fit.

                                      Terms

1) Company shall also refer to IDS Cellular, Inc. and NetAds of South Florida, Inc. both of which are owned by CyberAds, Inc.

2) Larry Levinson is the major shareholder of both the Company and the Lender.

3) Such funds shall be lent to Company with no set payment schedule for repayment. All repayments made to Loaner shall be at the discretion of Company.

4) In lieu of an interest payment, Company agrees to make Leased Car payments of Mr. Levinsons vehicle, which may change from time to time.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first above written.

International Dialing Services, Inc.                 CyberAds, Inc.



---------------------------                          ---------------------------
By: Larry Levinson                                   By: Robert B. Kline
                                                         Title: President/CFO